Exhibit 99.2


On this date, May 23, 2006 this amendment to a certain employment contract between Anton Lee Wingeier (Lee) and Adsouth Partners, Inc. (Company) dated October 7th, 2005 becomes effective upon the signing hereto by three Members of the Board of Directors of said company.

Nothing in the contract of October 7th, 2005 to the contrary withstanding and nothing in the contract of October 7th, 2005 consistent failing, the following changes are made an integral part.

The employment period is extended to and shall end on December 31st, 2011 unless acted upon sooner by operation of the terms of the October 7th, 2005 contract.

The salary shall be increased to a per annum rate of two hundred twenty-five thousand ($225,000.00) dollars starting with the next pay period in the ordinary course of business.

Lee shall receive an automobile allowance of one thousand two hundred ($1,200.00) dollars per month.

In exchange for forgoing any bonus obligated as due henceforward, save the MFC Development Corp. proposed sale, if it happens, Lee shall be compensated a one time fee of two hundred thousand ($200,000.00) dollars payable from thirty days after the signing hereof and continuing monthly for four consecutive months, in fifty thousand ($50,000) dollar increments until paid. Thereafter any bonus shall be at the discretion of the Board of Directors.

Consistent with all the applicable terms of the contract dated October 7th, 2005 if there is an eligible severance required to be paid by Company that amount shall be two hundred twenty-five thousand ($225,000.00) dollars or one year's salary whichever is greater.

DATE: May 23rd, 2006



/S/Anton Lee Wingeier
---------------------
Anton Lee Wingeier


/S/Charles Matza
----------------
Charles Matza, CEO, Chairman of the Board


/S/Loren R., Haynes
-------------------
Loren R. Haynes, Member of Board and Chairman of Compensation Committee


/S/Harlan Press
---------------
Harlan Press, Member of Board of Directors